UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

WESCO AIRCRAFT HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

950814103

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons The Carlyle Group L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.8%

12	Type of Reporting Person PN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Carlyle Group Management L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Carlyle Holdings I GP Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.8%

12	Type of Reporting Person CO

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Carlyle Holdings I L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.8%

12	Type of Reporting Person PN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons TC Group, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons TC Group IV Managing GP, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Falcon Aerospace Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 23,330,184

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 23,330,184

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,330,184

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 23.8%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Michael Battenfield

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,425

	6	Shared Voting Power 0

	7	Sole Dispositive Power 2,425

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,425

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Morris Benoun

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Han Sun Cho

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 129,091

	6	Shared Voting Power 0

	7	Sole Dispositive Power 129,091

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 129,091

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Victoria J. Conner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 20,420

	6	Shared Voting Power 0

	7	Sole Dispositive Power 20,420

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,420

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Gregory Dietz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 21,529

	6	Shared Voting Power 0

	7	Sole Dispositive Power 21,529

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,529

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Paul E. Fulchino

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 108,659

	6	Shared Voting Power 0

	7	Sole Dispositive Power 108,659

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 108,659

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons James E. Grason

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,000

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,000

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons George Hess

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 124,895

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 124,895

9	Aggregate Amount Beneficially Owned by Each Reporting Person 124,895

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons George and Lisa Hess Trust dated October 1, 2003

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 124,895

	6	Shared Voting Power 0

	7	Sole Dispositive Power 124,985

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 124,895

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons John P. Jumper

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 43,940

	6	Shared Voting Power 0

	7	Sole Dispositive Power 43,940

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 43,940

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Sheryl Knights

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 29,098

	6	Shared Voting Power 0

	7	Sole Dispositive Power 29,098

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 29,098

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Mark Kuntz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Tommy Lee

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 3,223

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 3,223

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,223

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Lee Living Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,223

	6	Shared Voting Power 0

	7	Sole Dispositive Power 3,223

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,223

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Alex Murray

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 207,298

	6	Shared Voting Power 0

	7	Sole Dispositive Power 207,298

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 207,298

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Robert D. Paulson

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 77,932

	6	Shared Voting Power 0

	7	Sole Dispositive Power 77,932

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 77,932

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons John Segovia

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 692

	6	Shared Voting Power 0

	7	Sole Dispositive Power 692

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 692

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Randy J. Snyder

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 898,018

	6	Shared Voting Power 0

	7	Sole Dispositive Power 898,018

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 898,018

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.9%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Randy Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,448

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,448

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,448

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Susan Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,425,449

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,425,449

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,425,449

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.5%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,278,046

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,278,046

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,278,046

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 1.3%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons David L. Squier

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 69,988

	6	Shared Voting Power 0

	7	Sole Dispositive Power 69,988

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 69,988

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.1%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Chad Wallace

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 33,852

	6	Shared Voting Power 0

	7	Sole Dispositive Power 33,852

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 33,852

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Shirley Warner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 19,542

	6	Shared Voting Power 0

	7	Sole Dispositive Power 19,542

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,542

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Bruce Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 652

	6	Shared Voting Power 1,873

	7	Sole Dispositive Power 652

	8	Shared Dispositive Power 1,873

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,525

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Hal Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 243,996

	6	Shared Voting Power 0

	7	Sole Dispositive Power 243,996

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 243,996

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.2%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

Names of Reporting Persons Dana Wilkin

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizen or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,419

	6	Shared Voting Power 0

	7	Sole Dispositive Power 2,419

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,419

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐ Not Applicable

11	Percent of Class Represented by Amount in Row 9 0.0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Item 1.
(a)	Name of Issuer: Wesco Aircraft Holdings, Inc. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices: 24911 Avenue Stanford Valencia, CA 91355

Item 2.
(a)

Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Carlyle Reporting Person” and collectively as the “Carlyle Reporting Persons.”  This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group L.P.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

TC Group L.L.C.

TC Group IV Managing GP, L.L.C.

Falcon Aerospace Holdings, LLC

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.”  This statement is also filed on behalf of:

Michael Battenfield

Morris Benoun

Han Sun Cho

Victoria J. Conner

Gregory Dietz

Paul E. Fulchino

James E. Grason

George Hess

George and Lisa Hess Trust dated October 1, 2003

John P. Jumper

Sheryl Knights

CUSIP No. 950814103	Schedule 13G

Mark Kuntz

Tommy Lee

Lee Living Trust

Alex Murray

Robert D. Paulson

John Segovia

Randy J. Snyder

Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

David L. Squier

Chad Wallace

Shirley Warner

Bruce Weinstein

Hal Weinstein

Dana Wilkin

(a)

Address or Principal Business Office:

The business address of each of the Carlyle Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

The address for each of the Reporting Persons is c/o Wesco Aircraft Holdings, Inc., 24911 Avenue Stanford, Valencia, CA 91355.

(b)

Citizenship of each Reporting Person is:

Each of the Carlyle Reporting Persons is organized in the state of Delaware.

Each of the Reporting Persons is a citizen of the United States of America, except the George and Lisa Hess Trust dated October 1, 2003, the Lee Living Trust, the Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt

CUSIP No. 950814103	Schedule 13G

Trust U/T Susan Snyder 2005 Grantor Trust, the Randy Snyder 2009 Extended Family Trust, the Susan Snyder 2009 Extended Family Trust, the Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust and the Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, which are trusts organized in the State of California, and Alex Murray, who is a citizen of the United Kingdom.

	(c)	Title of Class of Securities: Common stock, $0.001 par value per share (“Common Stock”)
	(d)	CUSIP Number: 950814103

Item 3.
Not applicable.

CUSIP No. 950814103	Schedule 13G

Item 4.	Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2015, based upon 97,934,609 shares of the Issuer’s Common Stock outstanding as of January 28, 2016.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Carlyle Group Management L.L.C. (1)	23,330,184	23.8%	0	23,330,184	0	23,330,184
The Carlyle Group L.P. (1)	23,330,184	23.8%	0	23,330,184	0	23,330,184
Carlyle Holdings I GP Inc. (1)	23,330,184	23.8%	0	23,330,184	0	23,330,184
Carlyle Holdings I GP Sub L.L.C. (1)	23,330,184	23.8%	0	23,330,184	0	23,330,184
Carlyle Holdings I L.P. (1)	23,330,184	23.8%	0	23,330,184	0	23,330,184
TC Group, L.L.C. (1)	23,330,184	23.8%	0	23,330,184	0	23,330,184
TC Group IV Managing GP, L.L.C. (1)	23,330,184	23.8%	0	23,330,184	0	23,330,184
Falcon Aerospace Holdings, LLC (1)	23,330,184	23.8%	0	23,330,184	0	23,330,184
Michael Battenfield (2)	2,425	0.0%	2,425	0	2,425	0
Morris Benoun	0	0.0%	0	0	0	0
Han Sun Cho (3)	129,091	0.1%	129,091	0	129,091	0
Victoria J. Conner (4)	20,420	0.0%	20,420	0	20,420	0
Gregory Dietz (5)	21,529	0.0%	21,529	0	21,529	0
Paul E. Fulchino (6)	108,659	0.1%	108,659	0	108,659	0
James E. Grason	1,000	0.0%	1,000	0	1,000	0
George Hess (7)	124,895	0.1%	0	124,895	0	124,895
George and Lisa Hess Trust dated October 1, 2003	124,895	0.1%	124,895	0	124,985	0
John P. Jumper	43,940	0.0%	43,940	0	43,940	0
Sheryl Knights	29,098	0.0%	29,098	0	29,098	0
Mark Kuntz	0	0.0%	0	0	0	0
Tommy Lee (8)	3,223	0.0%	0	3,223	0	3,223
Lee Living Trust	3,223	0.0%	3,223	0	3,223	0
Alex Murray (9)	207,298	0.2%	207,298	0	207,298	0
Robert D. Paulson (10)	77,932	0.1%	77,932	0	77,932	0
John Segovia	692	0.0%	692	0	692	0
Randy J. Snyder (11)	898,018	0.9%	898,018	0	898,018	0
Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Randy Snyder 2009 Extended Family Trust	1,425,448	1.5%	1,425,448	0	1,425,448	0
Susan Snyder 2009 Extended Family Trust	1,425,449	1.5%	1,425,449	0	1,425,449	0
Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust	1,278,046	1.3%	1,278,046	0	1,278,046	0
David L. Squier	69,988	0.1%	69,988	0	69,988	0
Chad Wallace (12)	33,852	0.0%	33,852	0	33,852	0
Shirley Warner	19,542	0.0%	19,542	0	19,542	0
Bruce Weinstein (13)	2,525	0.0%	652	1,873	652	1,873
Hal Weinstein (14)	243,996	0.2%	243,996	0	243,996	0
Dana Wilkin	2,419	0.0%	2,419	0	2,419	0

CUSIP No. 950814103	Schedule 13G

(1)                                 Falcon Aerospace Holdings, LLC. is the record holder of 23,330,184 shares of Common Stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the managing member of TC Group IV Managing GP, L.L.C., which is the managing member of Falcon Aerospace Holdings, LLC. Accordingly, each of these entities may be deemed to share beneficial ownership of the shares of common stock owned of record by Falcon Aerospace Holdings, LLC.

(2)                                 Mr. Battenfield has the right to acquire up to 2,425 shares of common stock pursuant to options.

(3)                                 Includes 19,355 shares of common stock that are beneficially owned by Mr. Cho and the right to acquire up to 109,736 additional shares of common stock pursuant to options.

(4)                                 Includes 16,354 shares of common stock that are beneficially owned by Ms. Conner and the right to acquire up to 4,066 additional shares of common stock pursuant to options.

(5)                                 Includes 11,563 shares of common stock that are beneficially owned by Mr. Dietz and the right to acquire up to 9,966 additional shares of common stock pursuant to options.

(6)                                 Includes 102,134 shares of common stock that are beneficially owned by Mr. Fulchino and the right to acquire up to 6,525 additional shares of common stock pursuant to options.

(7)                                 Consists of 124,895 shares of common stock that are held by the George and Lisa Hess Trust.

CUSIP No. 950814103	Schedule 13G

(8)                                 Consists of 3,223 shares of common stock that are held by the Lee Living Trust.

(9)                                 Includes 77,593 shares of common stock that are beneficially owned by Mr. Murray and the right to acquire up to 129,705 additional shares of common stock pursuant to options.

(10)                          Includes 72,712 shares of common stock that are beneficially owned by Mr. Paulson and the right to acquire up to 5,220 additional shares of common stock pursuant to options.

(11)                          Includes 107,241 shares of common stock that are beneficially owned by Mr. Snyder and the right to acquire up to 790,777 additional shares of common stock pursuant to options.

(12)                          Includes 30,702 shares of common stock that are beneficially owned by Mr. Wallace and the right to acquire up to 3,150 additional shares of common stock pursuant to options.

(13)                          Includes 652 shares of common stock that are beneficially owned by Mr. Weinstein and 1,873 shares of common stock that are held by the Bruce and Aida Weinstein Family Trust.

(14)                          Includes 50,905 shares of common stock that are beneficially owned by Mr. Weinstein and the right to acquire up to 193,091 additional shares of common stock pursuant to options.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

CUSIP No. 950814103	Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 12, 2016

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP INC.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CARLYLE HOLDINGS I GP SUB L.L.C.
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

CUSIP No. 950814103	Schedule 13G

CARLYLE HOLDINGS I L.P.

By: Carlyle Holdings I GP Sub L.L.C., its general partner
By: Carlyle Holdings I GP Inc., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP, L.L.C.
By: Carlyle Holdings I L.P., its managing member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Chairman

TC GROUP IV MANAGING GP, L.L.C.

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

FALCON AEROSPACE HOLDINGS, LLC

By:	TC GROUP IV MANAGING GP, L.L.C., its Managing Member

By:	/s/ Daniel D’Aniello
Name:	Daniel D’Aniello
Title:	Authorized Person

CUSIP No. 950814103	Schedule 13G

Michael Battenfield

by:	/s/ John G. Holland, attorney-in-fact
Name:	Michael Battenfield

Morris Benoun

by:	/s/ John G. Holland, attorney-in-fact
Name:	Morris Benoun

Han Sun Cho

by:	/s/ John G. Holland, attorney-in-fact
Name:	Han Sun Cho

Victoria J. Conner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Victoria J. Conner

Gregory Dietz

by:	/s/ John G. Holland, attorney-in-fact
Name:	Gregory Dietz

Paul E. Fulchino

by:	/s/ John G. Holland, attorney-in-fact
Name:	Paul E. Fulchino

James E. Grason

by:	/s/ John G. Holland, attorney-in-fact
Name:	James E. Grason

CUSIP No. 950814103	Schedule 13G

George Hess

by:	/s/ John G. Holland, attorney-in-fact
Name:	George Hess

George and Lisa Hess Trust dated October 1, 2003

by:	/s/ John G. Holland, attorney-in-fact
Name:	George and Lisa Hess Trust dated October 1, 2003

John P. Jumper

by:	/s/ John G. Holland, attorney-in-fact
Name:	John P. Jumper

Sheryl Knights

by:	/s/ John G. Holland, attorney-in-fact
Name:	Sheryl Knights

Mark Kuntz

by:	/s/ John G. Holland, attorney-in-fact
Name:	Mark Kuntz

Tommy Lee

by:	/s/ John G. Holland, attorney-in-fact
Name:	Tommy Lee

Lee Living Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Lee Living Trust

CUSIP No. 950814103	Schedule 13G

Alex Murray

by:	/s/ John G. Holland, attorney-in-fact
Name:	Alex Murray

Robert D. Paulson

by:	/s/ John G. Holland, attorney-in-fact
Name:	Robert D. Paulson

John Segovia

by:	/s/ John G. Holland, attorney-in-fact
Name:	John Segovia

Randy J. Snyder

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy J. Snyder

Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

CUSIP No. 950814103	Schedule 13G

Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

David L. Squier

by:	/s/ John G. Holland, attorney-in-fact
Name:	David L. Squier

CUSIP No. 950814103	Schedule 13G

Chad Wallace

by:	/s/ John G. Holland, attorney-in-fact
Name:	Chad Wallace

Shirley Warner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Shirley Warner

Bruce Weinstein

by:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce Weinstein

Hal Weinstein

by:	/s/ John G. Holland, attorney-in-fact
Name:	Hal Weinstein

Dana Wilkin

by:	/s/ John G. Holland, attorney-in-fact
Name:	Dana Wilkin

CUSIP No. 950814103	Schedule 13G

LIST OF EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney of the Carlyle Reporting Persons (incorporated by reference to Exhibit 24.1 to the Schedule 13G filed by the Reporting Persons on February 14, 2013).

24.2	Power of Attorney of the Reporting Persons (incorporated by reference to Exhibit 24.2 to the Schedule 13G filed by the Reporting Persons on February 14, 2012).

99	Joint Filing Agreement (incorporated by reference to Exhibit 99 to the Schedule 13G filed by the Reporting Persons on February 14, 2013).